UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 31, 2011

Fortune Brands, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-9076	13-3295276
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Lake Cook Road

Deerfield, IL 60015

(Address of Principal Executive Offices) (Zip Code)

(847) 484-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 31, 2011, Fortune Brands entered into a guaranty agreement (the “Parent Guaranty”) in favor of Bank of America, N.A. (“Bank of America”) and JPMorgan Chase Bank, N.A. (“JPMCB”), guaranteeing the obligations of Fortune Brands Home & Security, Inc. (“FBHS”), a wholly-owned subsidiary of Fortune Brands, under a $500 million short-term credit agreement dated as of August 31, 2011 (the “Credit Agreement”) among FBHS, Bank of America and JPMCB, as lenders (the “Lenders”).

Under the Parent Guaranty, Fortune Brands guarantees to each of the Lenders the punctual payment of all obligations (whether on demand, at stated maturity, by acceleration or otherwise, and whether for principal, interest, fees, expenses, indemnification or otherwise) of FBHS under the Credit Agreement.

Under the Credit Agreement, FBHS may borrow up to $500 million to finance a cash distribution by FBHS to Fortune Brands in connection with the planned spin-off of FBHS from Fortune Brands. Interest on loans under the Credit Agreement will accrue at the sum of (a) the LIBO Rate for an interest period of one week (or other period of 14 days or less requested by FBHS) plus (b) 1.50%. The maturity date for loans will be the earliest of (a) the date of the initial extension of credit under the $1 billion credit agreement dated August 22, 2011 among FBHS (as successor by conversion to Fortune Brands Home & Security LLC), the lenders party thereto, and JPMCB, as administrative agent, (b) ten business days after the date on which certain condition precedents under the Credit Agreement are satisfied or waived and loans are requested to be made, and (c) December 14, 2011.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTUNE BRANDS, INC.
(Registrant)

Date: September 6, 2011	By:	/s/ Mark A. Roche
Name: Mark A. Roche
Title: Senior Vice President,
General Counsel and Secretary